Exhibit 99.1

SOURCE: AMS Health Sciences, Inc.
(Formerly Advantage Marketing Systems, Inc.)

CONTACT:	Suzanne Smith 405/419-4955

AMS Health Sciences Purchases Additional Space

Name Change from Advantage Marketing Systems, Inc. to AMS Health Sciences, Inc.
becomes effective

OKLAHOMA CITY, OK, September 17, 2004 — AMS Health Sciences, Inc. -, (Amex: AMM — news), today announced the purchase of additional office and warehouse space. The building, which is adjacent to the AMS corporate headquarters, will provide 6,000 square feet of additional warehouse space and 4,000 square feet of additional office space. The building was purchased for a cash price of $525,000.

“Due to the continued increase in our business related to the free trial program, we were in need of additional space,” said AMS President David D’Arcangelo. “Recruiting in 2004 has increased 249% from 3,516 associate enrollments and FREE Trial signups in March to 8,751 in August. Last week, our shipping department set a new record, shipping over 1,500 packages per day. The purchase of this building is a vital step in accommodating our ongoing monthly business expansion.”

The Company also announced it has completed its name change approved by the shareholders in August. The official name change from Advantage Marketing Systems, Inc. to AMS Health Sciences, Inc. has been registered with the State of Oklahoma and officially recognized by the American Stock Exchange September 10, 2004.

About AMS Health Sciences, Inc.
 AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare including the world’s number-one all-natural stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com

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Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “may,” “will,” or “should” or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.